EX-99.1

GGP ANNOUNCES THE
RETIREMENT OF MICHAEL B. BERMAN AS CFO AND THE
APPOINTMENT OF HEATH R. FEAR

Chicago, Illinois, September 21, 2017 – GGP Inc. (the “Company”)(NYSE: GGP) announced Michael B. Berman is retiring as Executive Vice President and Chief Financial Officer, effective on March 1, 2018, or such earlier date as mutually agreed. Mr. Berman joined the Company in December 2011. The Board of Directors appreciates Mr. Berman’s efforts and his tenure at the Company and wishes him well in his future endeavors.

Additionally, the Company announced the appointment of Heath R. Fear as the Company’s Executive Vice President, Finance, effective November 6, 2017. Upon Mr. Berman's retirement, Mr. Fear will assume the role of Executive Vice President and Chief Financial Officer. Mr. Berman will be available to assist in the transition of duties through March 1, 2018. Mr. Fear was most recently the Executive Vice President, Chief Financial Officer and Treasurer of Retail Properties of America, Inc. (NYSE: RPAI). Prior to joining RPAI, Mr. Fear was with GGP for 12 years and, most recently, served as the Senior Vice President, Capital Markets for GGP.

About GGP Inc.
GGP Inc. is an S&P 500 company focused exclusively on owning, managing, leasing, and redeveloping high-quality retail properties throughout the United States. GGP is headquartered in Chicago, Illinois, and publicly traded on the NYSE under the symbol GGP.

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Contact:
Kevin Berry, SVP Investor & Public Relations
kevin.berry@ggp.com
O (312) 960-5529
M (708) 308-5999